Exhibit 5.01

                               January 8, 1999

United States Filter Corporation
40-004 Cook Street
Palm Desert, California 92211

Ladies and Gentlemen:

      We have acted as counsel to United States Filter Corporation, a Delaware corporation (the "Company") in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-67443), to be filed by the Company on January 8, 1999 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to an aggregate of up to 6,397,873 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, and the associated Preferred Stock Purchase Rights (the "Rights") that may be offered and issued by the Company from time to time in connection with the acquisition by the Company, directly or indirectly, of various businesses or assets, or interests therein. The Rights would be issued in accordance with the Rights Agreement dated as of November 27, 1998 between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement").

      We are familiar with the Registration Statement and have reviewed the Company's Certificate of Incorporation and By-laws, each as amended and restated, and the Rights Agreement. We have also examined such other public and corporate documents, certificates, instruments and corporate records, and such questions of law, as we have deemed necessary for purposes of expressing an opinion on the matters hereinafter set forth. In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies.

      On the basis of the foregoing, we are of the opinion that the Shares, when authorized by the Board of Directors or duly appointed committee thereof and issued as contemplated in the Registration Statement, and the Rights, when issued in accordance with the Rights Agreement, will be validly issued, fully paid and non-assessable.

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      We  consent  to  the  filing  of  this  opinion  as  Exhibit  5.01  to the
Registration Statement and to the use of our name in the Prospectus forming a part thereof under the caption "Validity of Common Stock."

                                    Yours truly,


                                    /s/ Kirkpatrick & Lockhart LLP